Exhibit 99.1

News Release

For Immediate Release on 9/23/09

ATP Oil & Gas Corporation, Houston

Chairman and CEO

T. Paul Bulmahn, 713-622-3311

or

Chief Financial Officer

Albert L. Reese Jr., 713-622-3311

www.atpog.com

ATP Prices Public Offering of Common Stock

HOUSTON – September 23, 2009 – (Business Wire) – ATP Oil & Gas Corporation (NASDAQ: ATPG) today announced that it has priced its public offering of 5.3 million shares of its common stock at a public offering price of $18.50 per share. ATP has granted the underwriters a 30-day option to purchase up to 0.795 million additional shares of common stock to cover any over-allotments.

Closing of the offering is expected to occur on or about September 29, 2009, subject to customary closing conditions. ATP intends to use the net proceeds from the offering to fund capital expenditures, primarily at its Telemark location in the deepwater Gulf of Mexico, to reduce indebtedness and for general corporate purposes.

J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC are joint book-running managers for the common stock offering. A copy of the preliminary prospectus supplement and related base prospectus for the offering may be obtained on the Securities and Exchange Commission (“SEC”) website at http://www.sec.gov. Alternatively, the underwriters will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attn: Chase Distribution and Support Service, Northeast Statement Processing, or by telephone to (718) 242-8002, or by fax at (718) 242-8003. Requests may also be made by contacting Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010 or by telephone at (800) 221-1037.

This Press Release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state.

About ATP Oil & Gas Corporation

ATP Oil & Gas is an international offshore oil and gas development and production company with operations in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as ATP’s ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in the Company’s SEC filings.

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